Exhibit 99.1

NEWS RELEASE

NABORS EXPECTS 4Q 2006 EPS TO BE $0.95 TO $1.00 PER DILUTED SHARE
HAMILTON, Bermuda--(BUSINESS WIRE)--Jan. 3, 2007--Nabors Industries Ltd. (NYSE:NBR), today announced that it expects its results for the fourth quarter of 2006 to be lower than current analysts’ consensus estimates as a result of weaker-than-expected Lower 48 and Canadian operations. The company currently estimates that fourth quarter earnings to be in the range of $0.95 to $1.00 per diluted share. This implies a full year 2006 estimate between $3.53 and $3.58 per diluted share.
Gene Isenberg, Nabors’ Chairman and CEO commented, “A lower level of activity in our North American directed gas markets is the primary factor leading us to reduce our expectations for the fourth quarter and full year, which had been in line with the First Call mean. The shortfall in operating rigs was equally split between our US Lower 48 and Canadian operations with each operating 13 fewer rigs. A portion of the shortfall in the US Lower 48 is because of slippage in delivery and delayed start-ups of new rigs. Margins in both operations should be up slightly, compared to the third quarter. However, the actual margins will be in line with expectations for the Lower 48, but below margin expectations in Canada. The lower rig count in Canada is about equally attributable to the general weakness in the shallow drilling market in Canada and protracted weather induced start-up delays for our mid-depth and deeper drilling rigs. We also retired some Canadian assets in the fourth quarter adding to the quarter’s lowered expectations. Meanwhile, our international, Alaskan and US land well servicing operations are growing in line with our previous expectations as is our US Offshore business albeit modestly slower.”
The Nabors companies own and operate approximately 600 land drilling and approximately 800 land workover and well-servicing rigs in North America. Offshore, Nabors operates 46 platform rigs, 22 jack-up units and 5 barge rigs in the United States and multiple international markets. Nabors markets 29 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at dan.mclachlin@nabors.com.